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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-38060 of Mercury Basic Value Fund, Inc. (the "Fund") on Form N-1A of our reports dated August 8, 2003 for the Fund and for Master Basic Value Trust, both appearing in the June 30, 2003 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
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Princeton, New Jersey
October 21, 2003